UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 29, 2012

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 2, 2012, Natus Medical Incorporated (the “Company”) completed the acquisition of the Nicolet neurodiagnostic business (“Nicolet”) from CareFusion.

On April 20, 2012 the Company and CareFusion executed a Share and Asset Purchase Agreement (the “Agreement”) that was filed with a Current report on Form 8-K dated April 20, 2012. On June 30, 2012 the Company and CareFusion executed an Amendment to the Share and Asset Purchase Agreement (taken together with the Agreement the “Amended Agreement”). Pursuant to the terms of the Amended Agreement, on July 2, 2012 the Company paid CareFusion the purchase consideration of approximately $57.9 million in cash. The purchase price is subject to further adjustment based on Closing Net Working Capital as provided in the Amended Agreement.

Based in Middleton, Wisconsin, Nicolet employs more than 400 people worldwide and generated sales of approximately $95 million in 2011.

The Nicolet business develops clinically differentiated neurodiagnostic and monitoring products, including a portfolio of electroencephalography (EEG) and electromyography (EMG) systems and related accessories, as well as vascular and obstetric doppler sensors and connectivity products. The acquisition strengthens the Company’s leadership position in neurodiagnostic and monitoring products, and will allow the Company to bring additional value to its customers as well as adding to its customer base around the world.

On July 2, 2012, the Company issued a press release announcing the completion of the acquisition. A copy of the Amendment to the Share and Asset Purchase Agreement and press release are attached hereto as Exhibits 10.1 and 99.1, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2012 the Company and Wells Fargo Bank N.A. (“Wells Fargo”) executed the Second Amendment to Third Amended and Restated Credit Agreement and Amendment to Limited Consent (the “Second Amendment”), and taken together with the Third Amended and Restated Credit Agreement, as amended, the “Credit Facility”. The Credit Facility provides for a $50 million secured revolving credit facility.

The Credit Facility provides that the acquisition of the Nicolet business is a permitted investment.

Pursuant to the Credit Facility, on June 29, 2012 the Company borrowed $25 million under a term loan subfacility of the Credit Facility (the “Term Out Loan”) and $6 million as revolving debt. The aggregate amount of borrowing under the Credit Facility remains limited to $50 Million including borrowings under the Term Out Loan.

Borrowings under the Credit Facility are secured by certain prescribed personal property

At the Company’s option, outstanding borrowings on the Credit Facility will bear interest at either (i) a variable base rate, which is the higher of the federal funds rate plus one-half of one percent, or the rate announced from time to time by Wells Fargo as its prime rate, or (ii) a one-, two-, three- or six-month fixed rate, as selected by the Company, that is based on LIBOR plus an applicable interest margin that ranges from 150 basis points to 175 basis points depending upon the leverage ratio of the Company and its subsidiaries on a consolidated basis.

The Credit Facility matures on March 2, 2015, at which time all principal amounts outstanding under the Credit Facility will be due and payable. Principal payment for the Term Out Loan are due in twelve equal quarterly installments beginning on September 30, 2012. Borrowings on the Credit Facility including the Term Out Loan may be repaid at any time without premium or penalty.

The Credit Facility contains customary representations and warranties and affirmative and negative covenants, which include financial covenants; limitations on liens, additional indebtedness, further negative pledges, investments, payment of dividends, mergers, sale of assets and restricted payments; and other limitations. The financial covenants include metrics for minimum adjusted EBITDA and quick ratio on a consolidated basis.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement that was filed with a Current Report on Form 8K dated March 2, 2012 and the Second Amendment to Third Amended and Restated Credit Agreement and Amendment to Limited Consent attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of the Business Acquired.

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amendment to the Stock and Asset Purchase Agreement, dated July 1, 2012, by and among Natus Medical Incorporated, CareFusion 303, Inc. and CareFusion 2200, Inc.

10.2	Second Amendment to Third Amended and Restated Credit Agreement and Amendment to Limited Consent.

99.1	Press Release of the Company, dated July 2, 2012, announcing the completion of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: July 3, 2012	By:	/s/ Steven J. Murphy
Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to the Stock and Asset Purchase Agreement, dated July 1, 2012, by and among Natus Medical Incorporated, CareFusion 303, Inc. and CareFusion 2200, Inc.

10.2	Second Amendment to Third Amended and Restated Credit Agreement and Amendment to Limited Consent.

99.1	Press Release of the Company, dated July 2, 2012, announcing the completion of the acquisition.